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                                                                    Exhibit 99.1

                                  [ILFC LOGO]


                                  NEWS RELEASE

                                                      Contact:    Pamela Hendry
                                                                  Vice President


                             ILFC ANNOUNCES FIRST QUARTER
                                   FINANCIAL RESULTS


      Century City, CA, April 24, 2003 -- International Lease Finance Corporation (ILFC), a wholly-owned subsidiary of American International Group, Inc. (NYSE: AIG), announced financial results for the quarter ended March 31, 2003.

       For the three months ending March 31, 2003, ILFC's pre-tax income increased to $176.8 million as compared with 2002 pre-tax income of $175.4 million.

      Total revenues for the three months ended March 31, 2003, increased to $722.3 million, as compared to 2002 revenues of $642.5 million.

      Total assets at March 31, 2003 reached $29.3 billion versus $24.7 billion at March 31, 2002.

      ILFC is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world. ILFC owns a portfolio valued at more than $28 billion, consisting of approximately 600 jet aircraft.

      AIG is the world's leading international insurance and financial services organization, with operations in approximately 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance, and AIG American General is a top-ranked life insurer. AIG's global businesses also include financial services, retirement savings and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement savings businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.


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